Exhibit 1

FORM 51-102F3

MATERIAL CHANGE REPORT
UNDER NATIONAL INSTRUMENT 51-102

1.                                       Name and Address of Company

Peru Copper Inc. (“Peru Copper”)
Suite 1050, 625 Howe Street
Vancouver, British Columbia  V6C 2T6

2.                                      Date of Material Change

June 11, 2007

3.                                      News Release

A news release with respect to the material change referred to in this report was issued through Canada Newswire on June 11, 2007 and filed on the system for electronic document analysis and retrieval (SEDAR).

4.                                      Summary of Material Change

Peru Copper announced that it has entered into a definitive agreement pursuant to which Aluminum Corporation of China (“Chinalco”), a diversified metals and mining company based in Beijing, China, has agreed to make an offer to acquire all the outstanding Peru Copper shares by way of a friendly take-over bid (the “Offer”) for C$6.60 per share in cash, valuing Peru Copper at approximately C$840 million.  In connection with the Offer, all of the directors and certain other shareholders representing approximately 34% of the outstanding Peru Copper shares (calculated on a fully-diluted basis) have entered into lock-up agreements with Chinalco pursuant to which they have agreed to, among other things, tender all their Peru Copper shares to the Offer.

In order to ensure that Peru Copper has adequate funds to advance the Toromocho Project in the near term, Chinalco has also agreed to invest C$70 million by subscribing for 13.2 million Peru Copper shares, on a private placement basis, at a price of C$5.30 per share.  Following completion of the private placement, Chinalco will own approximately 9.9% of the then outstanding Peru Copper shares.

5.                                       Full Description of Material Change

Peru Copper announced that it has entered into a definitive agreement (the “Support Agreement”) pursuant to which Aluminum Corporation of China (“Chinalco”), a diversified metals and mining company based in Beijing, China, has agreed, subject to the terms of the Support Agreement, to make an offer to acquire all the outstanding Peru Copper shares by way of a friendly take-over bid (the “Offer”) for C$6.60 per share in cash, valuing Peru Copper at approximately C$840 million.  The Offer represents a premium of 21% to Peru Copper’s 20-day volume weighted average trading price of C$5.45 on the Toronto Stock Exchange (the “TSX”) ending on May 23, 2007, the last trading prior to the date on which Peru Copper announced it had entered into an exclusivity agreement.  The acquisition of the Peru Copper shares will be financed through Chinalco’s cash on hand.

In order to ensure that Peru Copper has adequate funds to advance the Toromocho Project in the near term, Chinalco has also agreed to invest C$70 million by subscribing for 13.2 million Peru Copper shares, on a private placement basis, at a price of C$5.30 per share, representing an issue discount of 2.75% to Peru Copper’s 20-day volume weighted average trading price of C$5.45 on the TSX ending on May 23, 2007.  Following completion of the private placement, Chinalco will own approximately 9.9% of the then outstanding Peru Copper shares.  Chinalco’s subscription is not conditional on the successful completion of the Offer.  The private placement is subject to the approval of the TSX and the American Stock Exchange and is expected to close within the next two weeks.

The Support Agreement provides for, among other things, customary board support and non-solicitation covenants (subject to customary “fiduciary out” provisions that entitle Peru Copper to consider and accept a superior proposal as further described below), a five business day right to match in favour of Chinalco and the payment to Chinalco of a non-completion fee of C$21 million if the Offer is not completed in certain specified circumstances.

Peru Copper may not, directly or indirectly, solicit, initiate, encourage or otherwise facilitate inquiries, proposals or offers relating to alternative transactions.  However, upon receipt of an unsolicited proposal which meets certain conditions, including that the board of directors of Peru Copper determines that such proposal would, if consummated in accordance with its terms, result in a transaction more favourable to holders of Peru Copper shares, from a financial point of view, than the Offer (a “Superior Proposal”), then during a period of five business days, Chinalco will have the right to propose to amend the Offer and Peru Copper has agreed to co-operate with Chinalco with respect thereto, including negotiating in good faith with Chinalco to amend the Offer to enable the Offer to proceed on the amended terms.

In connection with the Offer, all of the directors and certain other shareholders representing approximately 34% of the outstanding Peru Copper shares (calculated on a fully-diluted basis) have entered into lock-up agreements with Chinalco pursuant to which they have agreed to, among other things, tender all their Peru Copper shares to the Offer, provided that any such shareholder may withdraw its Peru Copper shares from the Offer and tender such shares to a Superior Proposal in the event that the Support Agreement is terminated in accordance with its terms and any required termination payment is made.

The Peru Copper Board of Directors, after receiving the recommendation of its special committee and consulting with its financial and legal advisors, has unanimously determined that the Offer is fair and in the best interest of the Peru Copper shareholders and to recommend acceptance of the Offer.  UBS Investment Bank, the financial advisor to the Peru Copper Board of Directors, has provided an opinion that the Offer is fair, from a financial point of view, to the Peru Copper shareholders.  Canaccord Capital Corporation, acting as financial advisor to the Special Committee of the Peru Copper Board of Directors, has also provided an opinion that the Offer is fair, from a financial point of view, to the Peru Copper shareholders.

Formal documentation relating to the take-over bid is expected to be mailed by Chinalco in mid to late June 2007.  The Offer will be open for acceptance for a period of not less than 35 days and will be conditional upon, among other things, valid acceptances of the Offer by Peru Copper shareholders owning not less than 66 2/3% of the outstanding Peru Copper shares (calculated on a fully-diluted basis).  In addition, the Offer will be subject to certain customary conditions, relevant regulatory approvals and the absence of any material adverse change with respect to Peru Copper.  Chinalco may waive the conditions of the Offer in certain circumstances.  The obligation of Chinalco to take up and pay for shares pursuant to the Offer is also subject to the receipt of certain Chinese Government approvals.  If the Offer is successful, Chinalco has agreed to take steps available to it under relevant securities laws to acquire any remaining outstanding Peru Copper shares.

The foregoing description of the Support Agreement and the Offer does not purport to be complete and is qualified in its entirety by reference to the Support Agreement, which has been filed separately as a material document on SEDAR at www.sedar.com.

6.                                       Reliance on Subsection 7.1(2) and (3) of National Instrument 51-102

Not applicable.

7.                                       Omitted Information

Not applicable.

8.                                       Executive Officer

For further information contact Eric Peitz, Chief Financial Officer of Peru Copper, at (604) 689-0234.

9.                                       Date of Report

June 15, 2007.

PERU COPPER STOCKHOLDERS ARE ADVISED TO READ PERU COPPER’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  THE SOLICITATION/RECOMMENDATION STATEMENT WILL BE MADE AVAILABLE TO SHAREHOLDERS OF PERU COPPER AT NO EXPENSE TO THEM. THE SCHEDULE 14D-9 AND OTHER FILED DOCUMENTS WILL ALSO BE AVAILABLE WITHOUT CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT WWW.SEC.GOV.  THIS MATERIAL CHANGE REPORT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES OF PERU COPPER.  THE TENDER OFFER WILL BE MADE

SOLELY BY AN OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL TO BE DISSEMINATED UPON THE COMMENCEMENT OF THE TENDER OFFER.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce.  We use certain terms in this material change report that the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC.  U.S. Investors are urged to consider closely the disclosure in our Form F-3 Registration Statement, File No. 333-121527, which may be secured from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.

Cautionary Note Regarding Forward-Looking Statements

This material change report contains “forward-looking statements” including, but not limited to, statements with respect to the future price of copper and molybdenum, the timing of exploration activities, the mine life of the Toromocho Project, the economic viability and estimated internal rate of return of the Toromocho Project, the estimation of mineral reserves and mineral resources, the results of drilling, estimated future capital and operating costs, future stripping ratios, projected mineral recovery rates and Peru Copper’s commitment to, and plans for developing, the Toromocho Project.  Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “can”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”.  Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Peru Copper to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: risks related to the exploration and potential development of the Toromocho Project, risks related to international operations, the actual results of current exploration activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of copper, silver, molybdenum and gold, as well as those factors discussed in the section entitled “Risk Factors” in the Form F-3 as on file with the Securities and Exchange Commission in Washington, D.C. and in the section entitled “Narrative Description of the Business - Risks of the Business” in the Annual Information Form of Peru Copper dated March 28, 2007.  Although Peru Copper has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, readers should not place undue reliance on forward-looking statements.  Peru Copper does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws.